SCHEDULE 1
10F-3 REPORT
Smith Barney World Funds & Travelers Series
Funds - Syndicate Reporting Supplement
February 1st, 2005 through April 29th, 2005


Issuer	        Trade Date Joint/Lead Manager  Co-Manager
LasVegas Sands  02/03/05 Goldman Sachs & Co	   Citigroup
			 JP Morgan Securities
			 Lehman Brothers
			 Merrill Lynch & Co
			 Scotia Capital Inc
			 UBS

Tribal Gaming(Mohegan)02/03/05
               Banc of America Sec      LLC Calyon Securities
		         Citigroup	    Commerzbank AG
	    SG Corp/Invest Banking     Key Capital Markets Inc
			                  RBS Greenwich Capital
			                  Wells Fargo Securities

Host Marriott  03/03/05	Citigroup	Banc of America Sec LLC
		   Deutsche Bank Sec    Bank of New York Securities
		   Goldman Sachs & Co   Bear Stearns & Co Inc
			                Calyon New York
			                RBS Securities Corp
			                Scotia Capital Inc
			                Societe Generale
			                Wachovia Securities Inc

Levi(Floating Rate) 03/07/05
                Banc of America Sec LLC  Bear Stearns & Co Inc
		Citigroup	     Credit Suisse First Boston Corp
		Goldman Sachs & Co
		JP Morgan
		Scotia Capital Inc

Huntsman Corp(HUN) 02/10/05 Citigroup	CIBC World Markets
 Credit Suisse First Boston Corp	Jefferies & Co
 Deutsche Bank Securities Inc           JP Morgan Securities
		Merrill Lynch & Co	Lehman Brothers
			                Natexis Bleichroeder Inc
			                Scotia Capital Inc
			                UBS
			                WR Hambrecht + Co LLC

Selling Group

Blaylock & Partners
CMG Institutional Trading LLC
Muriel Siebert & Co Inc
Samuel A Ramirez & Co
Williams Capital Group LP


Fastclick 03/31/05 Citigroup	       Jefferies & Co
 Credit Suisse First Boston Corp       Thomas Weisel Partners LLC

Global Santafe Corp 04/14/05
                Goldman Sachs & Co	Citigroup
		JP Morgan Securities	Credit Suisse First Boston Corp